PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                     Dated August 14, 1998
                                                                Rule 424(b)(3)

                                $25,000,000
                     Morgan Stanley Dean Witter & Co.
    BRoad InDex Guarded Equity-linked Securities[SM] due July 30, 2004
                              ("BRIDGES[SM]")
                               based on the
                        Dow Jones Euro STOXX 50[SM]
                        MEDIUM-TERM NOTES, SERIES C

                               ------------

               The BRoad InDex Guarded Equity-linked Securities due July 30, 2004 (the "BRIDGES[SM]") based on the Dow Jones Euro STOXX 50[SM] are Medium-Term Notes, Series C of Morgan Stanley Dean Witter & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The BRIDGES are being issued in minimum denominations of $10 and will mature on July 30, 2004 (the "Maturity Date"). The issue price of each BRIDGES will be $10 (the "Issue Price"), and there will be no periodic payments of interest on the BRIDGES. The BRIDGES will not be redeemable by the Company in whole or in part prior to the Maturity Date.

               At maturity, the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the Final Index Value of the Dow Jones Euro STOXX 50 (price return) (the "DJES50"), as calculated by STOXX Ltd. ("STOXX") over the Initial Index Value, each as further described below. "Dow Jones Euro STOXX 50" is a service mark of Dow Jones & Company, Inc. ("Dow Jones"). The Supplemental Redemption Amount, if any, payable with respect to each BRIDGES at maturity will be calculated on the last of the Determination Dates and will equal the product of Par and the DJES50 Percent Change. The DJES50 Percent Change is a fraction, the numerator of which will be the Final Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Supplemental Redemption Amount cannot be less than zero. The Initial Index Value has been set to equal 3284.47. The Final Index Value will equal the arithmetic average of the DJES50 closing values on January 10, 2002, April 15, 2003 and July 21, 2004. See "Determination Dates" herein.

               If the DJES50 Percent Change is equal to or less than zero, the holder of each BRIDGES will be repaid Par, but will not receive any Supplemental Redemption Amount.

               For information as to the calculation of the Supplemental Redemption Amount, the DJES50 Percent Change, the Final Index Value and certain tax consequences to beneficial owners of the BRIDGES, see
"Supplemental Redemption Amount," "DJES50 Percent Change," "Final Index Value" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause the Supplemental Redemption Amount, the DJES50 Percent Change and the Final Index Value to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the BRIDGES entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-7 through PS-9 herein.

               The BRIDGES have been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance. The NYSE symbol for the BRIDGES is "BRX." It is not possible to predict whether the BRIDGES will trade in the secondary market or if such market will be liquid or illiquid.

               "BRIDGES" and "BRoad InDex Guarded Equity-linked Securities" are service marks of the Company.


                            ------------------
                           PRICE $10 Per BRIDGES
                            ------------------


                                          Agent's
               Price to Public(1)   Commissions(1)(2)(3)   Proceeds to Company
               ------------------   --------------------   -------------------
Per BRIDGES.   $10                  $0.25                  $9.75
Total.......   $25,000,000          $625,000               $24,375,000


------------
(1) The price to public for investors purchasing (i) greater than or equal to 100,000 BRIDGES and less than 500,000 BRIDGES in any single transaction will be $9.90 per BRIDGES (99% of the Issue Price) and (ii) greater than or equal to 500,000 BRIDGES will be $9.85 per BRIDGES (98.5% of the Issue Price), subject to the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" herein.
(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.
(3) The underwriting discounts and commissions for investors purchasing (i) greater than or equal to 100,000 BRIDGES and less than 500,000 BRIDGES will be $0.15 per BRIDGES and (ii) greater than or equal to 500,000 will be $0.10 per BRIDGES.


                        MORGAN STANLEY DEAN WITTER



                   (This page intentionally left blank)



               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BRIDGES OR THE INDIVIDUAL STOCKS UNDERLYING THE DJES50. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE BRIDGES OR INDIVIDUAL STOCKS UNDERLYING THE DJES50 IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "SUPPLEMENTAL INFORMATION CONCERNING PLAN OF DISTRIBUTION" AND "USE OF PROCEEDS AND HEDGING" IN THIS PRICING SUPPLEMENT AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $25,000,000

Maturity Date.................   July 30, 2004

Specified Currency............   U.S. Dollars

Issue Price...................   $10; provided that the price for investors
                                 purchasing 100,000 or more BRIDGES will be at a discount to the initial purchase price, subject to a holding period requirement. See
                                 "Supplemental Information Concerning Plan of
                                 Distribution" in this Pricing Supplement.

Settlement Date (Original
Issue Date)...................   August 19, 1998

CUSIP.........................   617446299

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or
Subordinated Note.............   Senior

Minimum Denominations.........   $10

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Maturity Redemption Amount....   At maturity (including as a result of
                                 acceleration or otherwise), the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus the Supplemental Redemption Amount, if any.
                                 References herein to "BRIDGES" refer to each $10 principal amount of any BRIDGES. There will be no periodic payments of interest on the BRIDGES.

Supplemental Redemption
Amount........................   The Supplemental Redemption Amount, payable
                                 with respect to each BRIDGES at maturity, will be calculated by the Calculation Agent on the last of the Determination Dates and will be an amount equal to the greater of (a) zero and (b) the product of Par and the DJES50
                                 Percent Change.

                                 The Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the DJES50; Alteration of Method of Calculation" below.

                                 All percentages resulting from any
                                 calculation with respect to the BRIDGES will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
                                 .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

DJES50 Percent Change.........   The DJES50 Percent Change is a fraction, the
                                 numerator of which will be the Final Index
                                 Value less the Initial Index Value and the denominator of which will be the Initial
                                 Index Value. The DJES50 Percent Change is described by the following formula:

                                 (Final Index Value - Initial Index Value)
                                 -----------------------------------------
                                           Initial Index Value

Initial Index Value...........   3284.47

Index Closing Value...........   The Index Closing Value, on any Determination
                                 Date, will equal the closing value of the DJES50 or any Successor Index at the regular official weekday close of trading on such Determination Date. See "Discontinuance of the DJES50; Alteration of Method of Calculation."

                                 References herein to the DJES50 will be
                                 deemed to include any Successor Index, unless the context requires otherwise.

Final Index Value.............   The Final Index Value will equal the
                                 arithmetic average of the Index Closing
                                 Values on each of the Determination Dates as calculated on the last Determination Date by the Calculation Agent and rounded to the nearest one hundredth of a point with five one thousandths of a point being rounded upwards.

Determination Dates...........   The Determination Dates will be January 10,
                                 2002, April 15, 2003 and July 21, 2004.

                                 If either of the first two Determination
                                 Dates is not a Trading Day or if a Market
                                 Disruption Event occurs on either such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding either of the first two Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the DJES50 on such fifth Trading Day in accordance with the formula for and method of calculating the DJES50 last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the DJES50.

                                 If the last scheduled Determination Date is not a Trading Day or if there is a Market Disruption Event on such last Determination Date, such last Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that the last Determination Date will be no later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the DJES50 on such last Determination Date in accordance with clause (ii) of the preceding paragraph.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the Frankfurt Stock Exchange ("FSE") or its successors and (ii) on any exchange on which futures or options contracts related to the DJES50 are traded, other than a day on which trading on the FSE is scheduled to close prior to its regular weekday closing time, as determined by the Calculation Agent.

Market Disruption Event.......   "Market Disruption Event" means with respect
                                 to the DJES50, the occurrence or existence of either of the following events on a Determination Date as determined by the Calculation Agent:

                                    (i) a suspension, material limitation or absence of trading of stocks then constituting 20% or more, by weight, of the DJES50 (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, material limitation or absence of trading on any major securities market of trading in futures or options contracts related to the DJES50 (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of trading on such market; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the BRIDGES.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the DJES50 is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the DJES50 shall be based on a comparison of (x) the portion of the level of the DJES50 attributable to that security relative to (y) the overall level of the DJES50, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in a futures or options contract on the DJES50 by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the DJES50 and (5) a "suspension, material limitation or absence of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the DJES50 are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary
                                 exchange or market of trading for any
                                 security then included in the DJES50 or any Successor Index.

Alternative Determination
Date in case of an Event
of Default....................   In case an Event of Default with respect to
                                 any BRIDGES shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of the BRIDGES will be determined by the Calculation Agent and will be equal to Par plus the Supplemental
                                 Redemption Amount, if any, determined as though each Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the BRIDGES.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the DJES50 Percent Change, the Final Index
                                 Value, the Supplemental Redemption Amount or
                                 whether a Market Disruption Event has
                                 occurred. See "Discontinuance of the DJES50; Alteration of Method of Calculation" below
                                 and "Market Disruption Event" above.   MS &
                                 Co., as a registered broker-dealer, is
                                 required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the BRIDGES to restrict the use of information relating to the calculation of the DJES50 Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the BRIDGES entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 If the DJES50 Percent Change is equal to or less than zero, the holders of the BRIDGES will receive only the par amount of each BRIDGES at maturity.

                                 There will be no periodic payments of
                                 interest on the BRIDGES as there would be on a conventional fixed-rate debt security having the same maturity date as the BRIDGES and issued by the Company on the Original Issue Date. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity of the BRIDGES may be less than that which would be payable on such a conventional fixed-rate debt security.

                                 The return of only the par amount of each BRIDGES at maturity will not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the DJES50 based on the Final Index Value over the Initial Index Value does not reflect the payment of dividends on the stocks underlying the DJES50. Therefore, the yield to maturity based on the Final Index Value relative to the Initial Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period. Furthermore, an investment in the underlying stocks would, unlike the calculation of the Supplemental Redemption Amount with respect to the Notes, be affected by any fluctuations in the exchange rate between the ECU, the Euro or other currencies in European countries, as the case may be, and the U.S. Dollar.

                                 There can be no assurance as to whether there will be a secondary market in the BRIDGES or, if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the BRIDGES will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the DJES50, dividend rates on the stocks underlying the DJES50, the time remaining to each Determination Date and to the maturity of the BRIDGES and market interest rates in the United States and Europe. In addition, the Final Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the BRIDGES prior to maturity is expected to depend primarily on market interest rates, market volatility and the extent of the appreciation or depreciation of the DJES50 from the Initial Index Value on each of the Determination Dates. The price at which a holder will be able to sell the BRIDGES prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, or on any previous Determination Date the DJES50 (or the Final Index Value, if determined) is below, equal to or not sufficiently above the Initial Index Value, if market interest rates rise substantially or if market volatility decreases.

                                 The underlying stocks that constitute the DJES50 have been issued by companies in various European countries. Investments in securities indexed to the value of such country's equity securities involve certain risks associated with the securities market in such country, including the risks of volatility in such markets, government intervention in such markets, cross-shareholdings in companies in certain countries, legal requirements concerning public information about companies in European countries that are less exhaustive than similar requirements concerning companies that file reports with the United States Securities and Exchange Commission (the "SEC") and accounting and financial standards that differ from country to country and from those applicable to companies in the United States.

                                 Securities prices in each country are subject to political, economic, financial and social factors in that country that could negatively affect securities markets in such country. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

                                 The historical DJES50 values should not be taken as an indication of the future performance of the DJES50 during the term of the BRIDGES. While the trading prices of the stocks underlying the DJES50 will determine the value of the DJES50, it is impossible to predict whether the value of the DJES50 will rise or fall. Trading prices of the stocks underlying the DJES50 will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                 The policies of STOXX concerning additions, deletions and substitutions of the stocks underlying the DJES50 and the manner in which STOXX takes account of certain changes affecting such underlying stocks may affect the value of the DJES50. The policies of STOXX with respect to the calculation of the DJES50 could also affect the value of the DJES50. STOXX may discontinue or suspend calculation or dissemination of the DJES50. Any such actions could affect the value of the BRIDGES. See "The Dow Jones Euro STOXX 50" and "Discontinuance of the DJES50; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the DJES50 Percent Change, the Final Index Value, the Supplement Redemption Amount or whether a Market Disruption Event has occurred. See "Market Disruption Event" and "Calculation Agent" above and "Discontinuance of the DJES50; Alteration of Method of Calculation" below.

                                 It is suggested that prospective investors who consider purchasing the BRIDGES should reach an investment decision only after carefully considering the suitability of the BRIDGES in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the BRIDGES.
                                 See "United States Federal Taxation" below.
                                 U.S. taxable investors will be subject to annual income tax based on the comparable yield of the BRIDGES even though they will not receive any payments thereon prior to maturity and at maturity may only receive the return of the par amount of the BRIDGES. In addition, any gain recognized by U.S. taxable investors on the sale, exchange or retirement of the BRIDGES will be treated as ordinary income.

The Dow Jones Euro STOXX 50...   All information regarding the DJES50 set
                                 forth herein, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information. Such information reflects the policies of, and are subject to change by, the publisher of the DJES50. STOXX Ltd. does not have any obligation to continue to publish, and may discontinue publication of, the DJES50.

                                 The first phase of the European Economic and Monetary Union ("EMU") is expected to be completed on January 1, 1999. The currency exchange rates between participating countries will be irrevocably fixed and the new currency, the euro, will become the currency of the member states. The eleven initial member states included in EMU are:
                                 Austria, Belgium, Finland, France, Germany,
                                 The Netherlands, Ireland, Italy, Luxembourg,
                                 Portugal and Spain.  According to the
                                 Economist Intelligence Unit, as of year end
                                 1997, these eleven countries had a combined
                                 GDP of approximately U.S. $6.23 trillion and a combined population of 290 million. According to Federation International des Bourses de Valeurs, their combined equity market capitalization at year end 1997 was approximately U.S.$2.97 trillion.
                                 Furthermore, Denmark, Greece, Sweden and the
                                 United Kingdom may join the EMU at a later date.

                                 In order to provide a definitive standard for measuring the stock market performance of the blue chip companies in the countries expected to join EMU from its inception, a new index, the DJES50 was launched on February 26, 1998. The DJES50 consists of 50 stocks that are among the largest in market capitalization, highest in liquidity and are the leaders of their industrial sectors. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the DJES50 as of August 13, 1998:

      Country Weightings                   Industrial Sector Weightings
 -----------------------------    -------------------------------------------

 Germany                27.72%    Bank/Financial Services/
                                  Insurance                            29.38%
 France                 24.32%    Telecom/Technology/Media             26.39%
 The Netherlands        24.07%    Energy/Utility/Industrial            22.01%
 Italy                   9.99%    Consumer Non-Cyclical/Food &
                                  Beverages/Pharmaceutical/Retail      10.73%
 Spain                   7.63%    Chemical/Conglomerate/
                                  Construction                          6.30%
 Belgium                 2.47%    Auto/Consumer Cyclical                5.19%
 Finland                 2.28%
 Ireland                 0.86%
 Portugal                0.66%


 Source: http://www.stoxx.com

                                 The DJES50 was created by STOXX Ltd.
                                 ("STOXX"), a company jointly founded by
                                 Schweizer Borse, SBF-Bourse de Paris, Deutsche Borse and Dow Jones. Publication of the DJES50 began on February 26, 1998, based on an initial DJES50 value of 1,000 at December 31, 1991. The DJES50 is published in The
                                 Wall Street Journal.

                                 The DJES50 is calculated by (i) multiplying the per share price of each stock included in the DJES50 by the number of outstanding shares (and, if the stock is not quoted in euro, then multiplied by the country currency and an exchange factor which reflects the exchange rate between the country currency and the euro (or, prior to January 1, 1999, the ECU)) (ii) calculating the sum of all these products (such sum being hereinafter the "DJES50 Aggregate Market Capitalization") and (iii) dividing the DJES50 Aggregate Market Capitalization by a divisor which represents the DJES50 Aggregate Market Capitalization on the base date of the DJES50 and which can be adjusted to allow changes in the issued share capital of individual underlying stocks (including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits) to be made without distorting the DJES50. Because of such capitalization weighting, movements in share prices of companies with relatively greater market capitalization will have a greater effect on the level of the entire DJES50 than will movements in share prices of companies with relatively smaller market capitalization.

                                 A current list of the issuers of the DJES50, as of August 13, 1998, is set forth below.

                                                 Current
                                                Weight in
Issuer of Component Stock       Country          DJES50       Industry Sector
-------------------------       -------         ---------     ---------------
ABN-AMRO Hldg NV             The Netherlands       2.16%      Bank
Aegon NV                     The Netherlands       3.31%      Insurance
Ahold NV                     The Netherlands       1.03%      Consumer Non-
                                                              Cyclical
Air Liquide SA               France                0.78%      Chemical
Akzo Nobel                   The Netherlands       0.89%      Chemical
Alcatel Alsthom SA           France                2.02%      Technology
Allianz AG                   Germany               5.19%      Insurance
Allied Irish Bank Plc        Ireland               0.86%      Bank
Assicurazioni Generali       Italy                 2.39%      Insurance
S.p.A.
AXA-UAP SA                   The Netherlands       2.74%      Insurance
Banco Bilbao Vizcaya SA      Spain                 2.18%      Bank
Bayer AG                     Germany               1.93%      Chemical
Carrefour                    France                1.46%      Retail
Credito Italiano S.p.A.      Italy                 0.96%      Bank
Daimler-Benz AG              Germany               3.67%      Auto
Deutsche Bank                Germany               2.51%      Bank
Deutsche Telecom             Germany               4.90%      Telecom
Deutsche Lufthansa AG        Germany               0.62%      Consumer
                                                              Cyclical
Electrabel SA                Belgium               1.14%      Utility
ELF Aquitaine                France                2.08%      Energy
Elsevier NV                  The Netherlands       0.59%      Media
Endesa SA                    Spain                 1.30%      Utility
ENI S.p.A.                   Italy                 3.06%      Energy
Fiat S.p.A.                  Italy                 0.90%      Auto
Fortis AG                    Belgium               0.76%      Insurance
France Telecom               France                4.54%      Telecom
ING Groep NV                 The Netherlands       3.99%      Financial
                                                              Services
Koninklijke PTT NV           The Netherlands       1.26%      Telecom
LVMH Moet-Hennesey           France                0.98%      Food &
   Louis Vuitton                                              Beverage
L'Oreal                      France                2.43%      Consumer Non-
                                                              Cyclical
Mannesmann AG                Germany               2.26%      Industrial
Metro AG                     Germany               0.80%      Retail
Nokia Ab Oy A                Finland               2.28%      Technology
Paribas                      France                1.00%      Financial
                                                              Services
Petrofina SA                 Belgium               0.57%      Energy
Philips Electronics NV       The Netherlands       1.73%      Technology
Portugal Telecom SA          Portugal              0.66%      Telecom
Repsol SA                    Spain                 0.96%      Energy
Rhone Poulenc A              France                1.21%      Pharmaceutical
Royal Dutch Petroleum        The Netherlands       6.29%      Energy
RWE AG                       Germany               1.57%      Utility
Schneider SA                 France                0.62%      Industrial
Siemens AG                   Germany               2.54%      Technology
Societe Generale             France                1.33%      Bank
Cie de St-Gobain             France                0.97%      Construction
Telecom Italia               Italy                 2.68%      Telecom
Telefonica de Espana         Spain                 3.19%      Telecom
Unilever NV                  The Netherlands       2.82%      Food &
                                                              Beverage
Veba AG                      Germany               1.73%      Conglomerate
Vivendi                      France                2.16%      Utility


(Source:  http://www.stoxx.com)

                                 The composition of the DJES50 is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of July as the basis for the review process. Changes in the composition of the DJES50 are made to ensure that the index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the DJES50 are made entirely by STOXX Ltd. without consultation with the corporations represented in the DJES50 or the Company.
                                 The DJES50 is also reviewed on an ongoing basis, and change in the composition of the index may be necessary if there have been extraordinary events for one of the index companies (e.g. delisting, bankruptcy, merger, takeover etc.) In these cases, the event is taken into account as soon as it is effective. The component stocks of the DJES50 may be changed at any time for any reason. Neither STOXX Ltd. nor any of its founders is affiliated with the Company and has participated in any way in the creation of the Notes.

                                 The table below summarizes the adjustments to any component stock made for corporate actions and the effect of such adjustment on the base value, where "p" is the price of such component stock and "q" is the number of shares of such stock.

                                                                                       Impact on
    Events                              Adjustment Factor                              base value
    ------                              -----------------                              ----------
Special cash                           p before dividend - dividend                     Decrease
dividend                  adj. for p = ----------------------------
(from non-                                  p before dividend
operating
income)

Stock                                             1                                     None
Dividend &                adj. for p = -------------------------
Split (the                             1 + no. of new shares (%)
same security)
                          adj. for q = 1 + no. of new shares (%)

Reverse Split                                     1                                     None
                          adj. for p = -------------------------
                                       1 - no. of new shares (%)

                          adj. for q = 1 - no. of new shares (%)

Stock                                  p before distribution cash equivalent            Decrease
Dividend of a             adj. for p = -------------------------------------
different                                      p before distribution
company
security                  cash equivalent = other sec.p o no. of
                          distributed stocks (%)

Rights                                       adj.p                                      Increase
Offering                  adj. for p = -----------------
                                       last cum rights p

                                   last cum rights p+subscription prights(%)
                          adj. p = -----------------------------------------
                                                1 + rights (%)

                          adj. for q = 1 + rights (%)

                          If the new shares have a dividend
                          disadvantage, then the subscription price will be adjusted.

Combination:                                adj.p                                       Increase
stock                     adj. for p = -----------------
distribution                           last cum rights p
(stock
dividend or                        last cum rights p + subscription p  (1 + stock
split) and                                   subscription (%)) o rights (%)
rights offering           adj. p = ----------------------------------------------
-- one action                      (1 + stock distribution (%)) (1 + rights (%))
applicable to
other (if rights
applicable                adj. for q = (1 + stock distribution (%)) (1 + rights (%))
after stock
distribution)

Combination:                                 adj.p                                      Increase
stock                     adj. for p = -----------------
distribution                           last cum rights p
(stock
dividend or                        last cum rights p - subscription p o rights
split) and                adj. p = -----------------------------------------------
rights offering                    (1 + rights (%)) o (1 + stock distribution (%))
-- one action
applicable to             adj. for q = (1 + stock distribution (%))(1 + rights (%))
other (if stock
distribution
applicable
after rights)

Combination:                                adj.p                                       Increase
stock                     adj. for p = -----------------
distribution                           last cum rights p
(stock
dividend or                        last cum rights p + subscription p  rights(%)
split) and                adj. p = ---------------------------------------------
rights issues                       (1 + rights (%)) + stock distribution (%))
-- neither
action is                 adj. for q = (1 + stock distribution (%) + rights (%))
applicable to
the other

Spin-off                               p before spinoff - cash equivalent               Decrease
                          adj. for p = ----------------------------------
                                               p before spinoff

                          cash equivalent = spunoff stock p o no. of spunoff stocks (in %)

Repurchase                             p after tender                                   Decrease
shares-self               adj. for p = ---------------
tender                                 p before tender


                                   (p before tender)o(no. of q before tender)o
                          p after        (tender po no. of tendered q)
                          tender = --------------------------------------------
                                   (no. of q before tender)o  no. of tendered q

                                   no. of q after tender
                          adj. q = ----------------------
                                   no. of q before tender


                                 The Company or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the DJES50 or any of its successors or one or more of the issuers of the component stocks of the DJES50, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to such publishers, their successors, founders or creators or to any of such issuers. In the course of such business with issuers, the Company or its affiliates may acquire non-public information with respect to such issuers. The Company may also act as market maker for the common stocks of such issuers. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to any of such publishers, their successors, founders or creators or to any of such issuers. Any prospective purchaser of Notes should undertake such an independent investigation of the issuers of the component stocks of the DJES50 and with respect to the competency of its publisher to formulate and calculate the DJES50 as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the DJES50 does not reflect any investment or sell recommendations of the Company or its affiliates.

Discontinuance of the DJES50;
Alteration of Method of
Calculation...................   If STOXX discontinues publication of the
                                 DJES50 and STOXX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued DJES50 (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the relevant Determination Date.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the BRIDGES within three Trading Days of such selection.

                                 If STOXX discontinues publication of the DJES50 prior to, and such discontinuance is continuing on, any Determination Date and the Calculation Agent determines that no Successor Index is available at such time, then on such Determination Date, the Calculation Agent will determine the Index Closing Value that would be used in computing the DJES50 Percent Change on such Determination Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the DJES50 last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date of each security most recently comprising the DJES50. Notwithstanding these alternative arrangements, discontinuance of the publication of the DJES50 may adversely affect the value of the BRIDGES.

                                 If at any time the method of calculating the DJES50 or a Successor Index, or the value thereof, is changed in a material respect, or if the DJES50 or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the DJES50 or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each Determination Date make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the DJES50 or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the DJES50 or such Successor Index, as adjusted. Accordingly, if the method of calculating the DJES50 or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the DJES50 or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information............   All disclosure contained in this Pricing
                                 Supplement regarding the DJES50, including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by STOXX Ltd. Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information........   The following table sets forth the high and
                                 low daily closing values, as well as
                                 end-of-quarter closing values, of the DJES50
                                 (price return) for each quarter in the period from January 1, 1993 through August 14, 1998.
                                 (Although publication of the DJES50 began on February 26, 1998, historical levels of the index have been calculated by STOXX from a base date of December 31, 1991.) The historical values of the DJES50 should not be taken as an indication of future performance, and no assurance can be given as to the level of the DJES50 as of any Determination Date.

                                             Daily Closing Values In ECU
                                        ------------------------------------
                                          High          Low       Period End
                                        --------      -------     ----------
          1993
             First Quarter.........     1148.63       1014.66       1140.82
             Second Quarter........     1161.96       1102.94       1157.58
             Third Quarter.........     1321.88       1144.93       1285.92
             Fourth Quarter........     1433.34       1287.49       1433.34
          1994
             First Quarter.........     1459.27       1347.84       1365.74
             Second Quarter........     1441.33       1272.00       1284.60
             Third Quarter.........     1401.79       1286.05       1302.53
             Fourth Quarter........     1344.61       1268.62       1320.59
          1995
             First Quarter.........     1348.10       1274.57       1300.13
             Second Quarter........     1400.60       1298.18       1362.52
             Third Quarter.........     1469.19       1371.32       1419.60
             Fourth Quarter........     1509.91       1367.15       1506.82
          1996
             First Quarter.........     1612.24       1507.65       1612.24
             Second Quarter........     1691.04       1619.33       1665.90
             Third Quarter.........     1694.51       1563.32       1694.51
             Fourth Quarter........     1859.10       1693.99       1850.32
          1997
             First Quarter.........     2169.71       1824.52       2137.28
             Second Quarter........     2438.38       2026.91       2398.41
             Third Quarter.........     2699.78       2407.58       2581.36
             Fourth Quarter........     2641.68       2241.21       2531.99
          1998
             First Quarter.........     3179.72       2466.81       3153.32
             Second Quarter........     3443.76       3061.04       3406.82
             Third Quarter (through
                 August 14, 1998)..     3670.82       3187.44       3284.47


                                 (Source: Bloomberg)

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the BRIDGES will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the BRIDGES, including hedging market risks associated with the Supplemental Redemption Amount.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, hedged its
                                 anticipated exposure in connection with the BRIDGES by the purchase and sale of exchange traded and over the counter options on the DJES50, individual stocks included in the DJES50, futures contracts on the DJES50 and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the BRIDGES, including on each Determination Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. Although the Company has no reason to believe that its hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the DJES50, there can be no assurance that the Company did not, or in the future will not, affect such prices as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

Supplemental Information
Concerning Plan of
Distribution..................   The Agent proposes initially to offer the
                                 BRIDGES directly to the public at the public offering price set forth on the cover page hereof; provided that the price will be $9.90 per BRIDGES and the underwriting discounts and commissions will be $0.15 per BRIDGES for purchasers of greater than or equal to 100,000
                                 BRIDGES and less than 500,000 BRIDGES (a
                                 "Tier I Investor") and the price will be $9.85 per BRIDGES and the underwriting discounts and commissions will be $0.10 per BRIDGES for purchasers of greater than or equal to 500,000 BRIDGES (a "Tier II
                                 Investor", and any Tier I Investor or Tier II
                                 Investor being referred to herein as a "Tier
                                 Investor"), in each case, in any single
                                 transaction, subject to the holding period requirements described herein. After the initial offering of the BRIDGES, the offering price and other selling terms may from time to time be varied by the Agent.

                                 Generally, delivery of approximately 99% of the BRIDGES purchased by a Tier I Investor at the applicable reduced price (the "Delivered Tier I BRIDGES") or approximately 98.50% of the BRIDGES purchased by a Tier II Investor at the applicable reduced price (the "Delivered Tier II BRIDGES," and together with the Delivered Tier I BRIDGES, the "Delivered BRIDGES") will be made on the date of delivery of the BRIDGES referred to on the cover of this Pricing Supplement. The balance of approximately 1% of the BRIDGES (the "Escrowed Tier I BRIDGES") purchased by each Tier I Investor or approximately 1.50% of the BRIDGES (the "Escrowed Tier II BRIDGES," and together with the Escrowed Tier I BRIDGES, the "Escrowed BRIDGES") purchased by each Tier II Investor, will be held in escrow and delivered to such Tier Investor if the Tier Investor and any accounts in which the Tier Investor may have deposited any of its Delivered BRIDGES have held all of the Delivered BRIDGES for 45 days following the date of this Pricing Supplement or any shorter period deemed appropriate by MS & Co. If a Tier Investor or any accounts in which the Tier Investor has deposited any of its Delivered BRIDGES fails to satisfy the holding period requirement, as determined by MS &
                                 Co., all of the Tier Investor's Escrowed
                                 BRIDGES will be forfeited by the Investor and not delivered to it. The Escrowed BRIDGES will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per BRIDGES for such investors to 100% of the principal amount of the BRIDGES. Should the Escrowed BRIDGES be sold in the event of such forfeiture or once the holding period is no longer applicable, the market price of the BRIDGES may be adversely affected. See also "Plan of Distribution" in the accompanying Prospectus Supplement.

                                 An affiliate of the Agent has purchased
                                 190,183 of the BRIDGES offered hereby for investment purposes, although the Agent may sell such BRIDGES from time to time in accordance with applicable law.

License Agreement.............   STOXX Ltd. and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., in exchange for a fee, of the right to use the DJES50, which is owned and published by STOXX, in connection with certain securities, including the Notes.

                                 The license agreement between STOXX and MS &
                                 Co. provides that the following language must be set forth in the Pricing Supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by STOXX or Dow Jones. Neither STOXX nor Dow Jones makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The only relationship of STOXX to the Company is as the licensor of the Dow Jones Euro STOXX 50[SM] and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow
                                 Jones STOXX[SM], the Dow Jones Euro STOXX[SM] and of certain trademarks, trade names and service marks of Dow Jones. The aforementioned Indexes are determined, composed and calculated by STOXX or Dow
                                 Jones, as the case may be, without regard to the Company or the Notes. Neither STOXX nor Dow Jones is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Neither STOXX nor Dow Jones has any obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 NEITHER STOXX NOR DOW JONES GUARANTEES THE
                                 ACCURACY AND/OR THE COMPLETENESS OF THE
                                 INDEXES OR ANY DATA INCLUDED THEREIN AND
                                 NEITHER SHALL HAVE ANY LIABILITY FOR ANY
                                 ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.
                                 NEITHER STOXX NOR DOW JONES MAKES ANY
                                 WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                 TO BE OBTAINED BY THE COMPANY, OWNERS OF THE
                                 NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE COMPANY.

                                 The Dow Jones Euro STOXX 50 is owned by STOXX Ltd. and is a service mark of Dow Jones & Company, Inc., and has been licensed for certain purposes by the Company. [Copyright] 1998 by STOXX Ltd. All rights reserved.

United States Federal
Taxation......................   The BRIDGES are Notes linked to an index and
                                 investors should refer to the discussion under "United States Federal Taxation --
                                 Notes -- Notes Linked to Commodity Prices,
                                 Single Securities, Baskets of Securities or
                                 Indices" and "United States Federal Taxation
                                 -- Notes -- Optionally Exchangeable Notes" in the accompanying Prospectus Supplement. In connection with the discussion thereunder, the Company has determined that the "comparable yield" is an annual rate of 6.10%, compounded annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a BRIDGES (assuming a par amount of $10 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $4.22.

                                 The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon the Company's determination of the comparable yield and the projected payment schedule:


                                                               Total Interest
                                                               Deemed to Have
                                                                Accrued from
                                      Interest Deemed          Original Issue
                                      to Accrue During        Date per Bridges
                                       Accrual Period           as of End of
   Accrual Period                      (Per Bridges)           Accrual Period
   --------------                     ----------------        ---------------
   Original Issue Date through
     December 31, 1998                     $0.22                   $0.22
   January 1, 1999 through
     December 31,1999                      $0.62                   $0.84
   January 1, 2000 through
     December 31, 2000                     $0.66                   $1.50
   January 1, 2001 through
     December 31, 2001                     $0.70                   $2.20
   January 1, 2002 through
     December 31, 2002                     $0.74                   $2.94
   January 1, 2003 through
     December 31, 2003                     $0.79                   $3.73
   January 1, 2004 through
     July 30, 2004                         $0.49                   $4.22


                                 THE COMPARABLE YIELD AND THE PROJECTED
                                 PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY
                                 PURPOSE OTHER THAN THE DETERMINATION OF
                                 UNITED STATES HOLDERS' INTEREST ACCRUALS AND
                                 ADJUSTMENTS THEREOF IN RESPECT OF THE BRIDGES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNTS OF THE PAYMENTS ON THE BRIDGES.

                                 Additional Disclosure for Non-U.S. Holders.
                                 The following discussion is based on the opinion of Davis Polk & Wardwell, special tax counsel to the Company. As used herein, the term "Non-U.S. Holder" means an owner of a BRIDGES that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign trust or estate or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign trust or estate.
                                 The following summary does not deal with persons that are not Non-U.S. Holders or that are subject to special rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be taxed as United States resident aliens, corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies, and certain other Non-U.S. Holders that are owned or controlled by persons subject to United States federal income tax. In addition, unless otherwise noted, the following summary does not apply to persons for whom interest or gain on a BRIDGES is effectively connected with a trade or business in the United States. Persons considering the purchase of the BRIDGES should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the Code and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect.
                                 Capitalized terms appearing herein and not defined have the meanings assigned to such terms in the Prospectus Supplement.

                                 Subject to the discussion below concerning backup withholding, payments of principal and the Supplemental Redemption Amount, if any, at maturity of a BRIDGES by the Company or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such BRIDGES, will not be subject to United States federal income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below;
                                 (iii) such Non-U.S. Holder is not an
                                 individual who is present in the United
                                 States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payment and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States.

                                 Sections 871(h) and 881(c) of the Code and applicable regulations require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of the BRIDGES, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the BRIDGES on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the BRIDGES is not a United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a BRIDGES certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the BRIDGES on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). With respect to BRIDGES held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for payments with respect to a BRIDGES after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

                                 Under Section 2105(b) of the Code, a BRIDGES held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such BRIDGES would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

                                 Under current Treasury Regulations, backup withholding at 31% will not apply to payments by the Company made on a BRIDGES if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

                                 Under current Treasury Regulations, payments on the sale, exchange or other disposition of a BRIDGES made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                                 Non-U.S. Holders of BRIDGES should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.